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Exhibit 21.1

Affordable Residential Communities LP
List of Subsidiaries (Direct and Indirect)

American Summit Insurance Company
ARC Dealership, Inc.
ARC Insurance Holdings, Inc.
ARC Insurance Services, Inc.
ARC Management Services, Inc.
ARC Real Estate Services, L.L.C.
ARC TRS, Inc.
ARCIV GV, Inc.
ARCMS, Inc.
Colonial Gardens Water, Inc.
Excalibur Financial Corporation
JE Murphy Company Inc.
JE Murphy Company, of Florida, Inc.
NAGRUPCO, Ltd.
NALICO General Agency, Inc.
National Group Corporation
National Lloyds Insurance Company
NLASCO National Lloyds, Inc.
NLASCO Services, Inc.
NLASCO Underwriter Partnership
NLASCO, Inc.
Salmaha Irrigation Co.
WindStar Aviation Corp.

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  Exhibit 21.1
Affordable Residential Communities LP List of Subsidiaries (Direct and Indirect)